                                                                    Exhibit 11.1

                  PREMIERE TECHNOLOGIES, INC. AND SUBSIDIARIES
            STATEMENT RE COMPUTATION OF NET INCOME (LOSS) PER SHARE
              FOR THE YEAR ENDED DECEMBER 31, 1998, 1997 AND 1996
                                 (IN THOUSANDS)

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
                                                  For the Years Ended December 31
                         -----------------------------------------------------------------------------------
                                    1998                         1997                        1996
                         ---------------------------- ---------------------------- -------------------------
                                   Weighted                     Weighted    Net           Weighted    Net
                                   Average  Net Loss            Average   Income    Net   Average   Income
                         Net Loss   Shares  Per Share Net Loss   Shares  Per Share Income  Shares  Per Share
                         --------  -------- --------- --------  -------- --------- ------ -------- ---------
                                               (in thousands, except per share data)
Net income (loss)....... $(74,206)     --    $  --    $(25,375)     --    $  --    $3,458     --     $ --
Less: Preferred stock
 dividends..............      --       --       --         --       --       --        29     --       --
                         --------   ------   ------   --------   ------   ------   ------  ------    -----
Basic net income
 (loss)................. $(74,206)  44,325   $(1.67)  $(25,375)  32,443   $(0.78)  $3,429  27,670    $0.12
Dilutive Securities
 Stock options..........      --       --       --         --       --       --       --    3,618     0.01
Series A convertible
 redeemable 8%
 cumulative preferred
 stock..................      --       --       --         --       --       --       --      --       --
                         --------   ------   ------   --------   ------   ------   ------  ------    -----
Diluted net income
 (loss)................. $(74,206)  44,325   $(1.67)  $(25,375)  32,443   $(0.78)  $3,429  31,288    $0.11
                         ========   ======   ======   ========   ======   ======   ======  ======    =====
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